Exhibit 99.1

Enduro Royalty Trust Announces Special Cash Distribution of Net Proceeds from Permian Basin Divestitures

AUSTIN, Texas—(BUSINESS WIRE)—September 25, 2017

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced a special cash distribution to the holders of its units of beneficial interest of $1.150005 per unit, payable on October 20, 2017 to unitholders of record on October 5, 2017. The special distribution represents net proceeds allocable to Trust unitholders from the divestiture of certain oil and natural gas properties in the Permian Basin (the “Divestiture Properties”) that constituted part of the properties burdened by the Trust’s 80% net profits interest. At a special meeting of the Trust unitholders on August 30, 2017, the Trust unitholders approved (i) eight transactions pursuant to which Enduro Resource Partners LLC (“Enduro”), the sponsor of the Trust, would sell the Divestiture Properties, (ii) the release of the Trust’s 80% net profits interest in the Divestiture Properties, and (iii) related proposals to effect the sale transactions in exchange for the Trust receiving 80% of the net proceeds of the sale of the Divestiture Properties.

The following table displays the aggregate net proceeds from the sales of the Divestiture Properties and the aggregate net proceeds allocable to Trust unitholders:

Proceeds from sale of Divestiture Properties	$49,141,943
Less: Transaction expenses	(766,737)
Net proceeds from sale of Divestiture Properties	48,375,206
Percentage allocable to Trust’s net profits interest	80%
Net proceeds allocable to the Trust	38,700,165
Escrow holdback amount	(750,000)
Cash available for distribution by the Trust	$37,950,165
Number of units	33,000,000
Special cash distribution per unit	$1.150005

The total proceeds received by Enduro from the Divestiture Properties, after preliminary closing adjustments, were approximately $49.1 million. Transaction expenses, including expenses associated with the purchase and sale agreements as well as expenses associated with the special meeting of Trust unitholders on August 30, 2017 totaled $766,737. As previously disclosed, an escrow amount of $750,000 is being held by Enduro to cover possible indemnification obligations under the purchase and sale agreements. Any remaining amount held in the escrow after payment for any indemnities contained in the purchase and sale agreements will be released and included in the regular monthly distribution to unitholders within 25 months, or by the end of October 2019.

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors.  Future distributions are expected to be made on a monthly basis.  For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expected expenses, including capital expenditures. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively affected by prevailing low commodity prices, which have declined significantly, could decline further and could remain low for an extended period of time. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 15, 2017. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555